Kronos Bio Reports Recent Business Progress and First Quarter Financial Results and Announces Virtual R&D Day

Virtual R&D Day on May 25 to unveil SYK portfolio development strategy and highlight momentum of CDK9 inhibitor program and differentiated drug discovery platform

Preclinical data for KB-0742 presented at the American Association for Cancer Research (AACR) Annual Meeting demonstrated sustained inhibition of tumor growth in multiple cancers

$440.6 million in cash, cash equivalents and investments as of March 31, 2021

San Mateo, Calif., and Cambridge, Mass., May 11, 2021 (GLOBE NEWSWIRE) – Kronos Bio, Inc. (Nasdaq: KRON), a company dedicated to transforming the lives of those affected by cancer, today reported recent business progress and first quarter financial results.

“With continued progress in our preclinical and clinical programs and significant milestones expected this year, we look forward to hosting a research and development day to present our pipeline and unveil our development strategy for both of our clinical-stage SYK inhibitors entospletinib and lanraplenib,” said Norbert Bischofberger, Ph.D., president and CEO. “We recently showcased progress with our CDK9 program at the AACR annual meeting in April, where we presented preclinical data indicating that KB-0742 could have utility in the treatment of MYC-amplified cancers. We look forward to sharing more about our development plans for this compound at our research and development day.”

Dr. Bischofberger added: “I would also like to take this opportunity to reflect on the recent passing of our Board Member, Dr. John C. Martin, a dear friend and mentor, and to convey our deepest sympathies to John’s family and everyone who was fortunate enough to have known him.”

Recent Highlights

•Presented preclinical data for KB-0742, the company’s potent oral, highly selective cyclin dependent kinase 9 (CDK9) inhibitor, at the American Association for Cancer Research (AACR) Annual Meeting. The data showed that CDK9 inhibition on an intermittent dosing schedule with KB-0742 resulted in sustained inhibition of tumor growth in multiple types of solid tumors, and suggested that genomic amplification of MYC, a well-characterized transcription factor and a long-recognized driver of cancer, is a key feature in defining sensitivity to CDK9 inhibition.

•Announced the appointment of Taiyin Yang, Ph.D., to its board of directors. Dr. Yang currently serves as the executive vice president of Pharmaceutical Development and Manufacturing at Gilead Sciences, Inc., and has more than four decades of experience developing and manufacturing medicines in a variety of therapeutic categories.

•Announced a positive End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) for spleen tyrosine kinase (SYK) inhibitor entospletinib. Kronos Bio will proceed with its plan to assess measurable residual disease (MRD) negative complete response (CR) as the primary endpoint in a registrational Phase 3 trial to support potential accelerated approval of entospletinib in patients newly diagnosed with NPM1-mutated acute myeloid leukemia (AML). The company plans to initiate the Phase 3 trial in mid-2021, with MRD negative CR data expected in the second half of 2023.

•Announced the first patient was dosed in the Phase 1/2 clinical trial of KB-0742, which is being developed to treat MYC-amplified solid tumors.

Pipeline updates planned at upcoming Virtual R&D Day on May 25, 2021

•Unveil the development strategy for the company’s SYK inhibitors entospletinib and lanraplenib in AML. Kronos Bio executives will be joined by Eytan M. Stein, M.D., assistant attending physician and director, Program for Drug Development in Leukemia, Leukemia Service, Department of Medicine at Memorial Sloan Kettering Cancer Center, who will provide an overview of AML and the current treatment landscape.

•Highlight the opportunity to target MYC through CDK9 inhibition with KB-0742, including a review of preclinical data, expectations for initial safety, pharmacokinetic and pharmacodynamic data anticipated in the fourth quarter of 2021 and potential populations for the expansion cohorts in the second stage of the company’s Phase 1/2 clinical trial.

•Provide an overview of the company’s differentiated drug discovery platform and potential future pipeline programs.

The live webinar will begin at 1 p.m. ET on Tuesday, May 25, 2021, and will conclude at approximately 4:00 p.m. ET. Registration is accessible on the Investors & Media section of the company’s website at www.kronosbio.com. A replay of the webcast will be archived and available following the event.

First Quarter Financial Highlights

Cash, Cash Equivalents and Investments: As of March 31, 2021, cash, cash equivalents and investments totaled $440.6 million.

R&D Expenses: Research and development expenses were $17.6 million for the first quarter of 2021, which includes $2.5 million in non-cash stock-based compensation expense. R&D expenses for the quarter were primarily driven by costs associated with initiating and conducting the Company's clinical trials.

G&A Expenses: General and administrative expenses were $8.6 million for the first quarter of 2021, which includes $2.7 million in non-cash stock-based compensation expense.

Net Loss: Net loss for the first quarter of 2021 was $26.1 million, or $0.48 per share, including non-cash stock-based compensation expense of $5.2 million.

About Kronos Bio, Inc.
Kronos Bio is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing therapies that seek to transform the lives of those affected by cancer. The company focuses on targeting dysregulated transcription factors and the regulatory networks within cells that drive cancerous growth. Kronos Bio’s lead investigational therapy is entospletinib, a selective inhibitor targeting spleen tyrosine kinase (SYK) in development for the frontline treatment of NPM1-mutated acute myeloid leukemia (AML). The company is also developing KB-0742, an oral inhibitor of cyclin dependent kinase 9 (CDK9), for the treatment of MYC-amplified solid tumors.

Kronos Bio is based in San Mateo, Calif., and has a research facility in Cambridge, Mass. For more information, visit www.kronosbio.com or follow the company on LinkedIn.

Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release, in some cases, uses terms such as “progress,” “expected,” “look forward,” “unveil,” “proceed,” “assess,” “plans,” “initiate,” “developed,” “provide,” “planned,” “expectations,” “anticipated” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Kronos Bio’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Kronos Bio’s plans to conduct a Phase 1/2 clinical trial of KB-0742 in patients with advanced solid tumors and the expected timing thereof; the design of such planned Phase 1/2 clinical trial, including to establish clinical proof of concept to enable potential further development; Kronos Bio’s plans to conduct a Phase 3 trial of entospletinib in NPM1-mutated AML, and the timing thereof; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: whether Kronos Bio will be able to complete the Phase 1/2 clinical trial of KB-0742 and the planned clinical trial of entospletinib on the timeline expected, if at all, including due to risks associated with the COVID-19 pandemic and risks inherent in the clinical development of novel therapeutics; risks related to Kronos Bio’s lack of experience as a company in conducting clinical trials; the risk that results of preclinical studies and early clinical trials are not necessarily predictive of future results; the risk that due to the relatively small number of patients that Kronos Bio plans to dose in the planned Phase 1/2 KB-0742 clinical trial, the results from the planned Phase 1/2 clinical trial, once completed, may be less reliable than results achieved in larger clinical trials, which may hinder Kronos Bio’s efforts to further develop and obtain regulatory approval for KB-0742; and risks associated with the sufficiency of Kronos Bio’s cash resources and need for additional capital. These and other risks are described in greater detail in Kronos Bio’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2021. Any forward-looking statements that are made in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Except as required by law, Kronos Bio assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Kronos Bio, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$17,594	$6,195
General and administrative	8,584	1,154
Total operating expenses	26,178	7,349
Loss from operations	(26,178)	(7,349)
Other income (expense), net:
Interest expense	—	(1)
Interest and other income, net	92	355
Total other income (expense), net	92	354
Net loss	(26,086)	(6,995)
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities	(4)	158
Net comprehensive loss	$(26,090)	$(6,837)
Net loss per share, basic and diluted	$(0.48)	$(1.23)
Weighted-average shares of common stock, basic and diluted	54,152,656	5,694,832

Kronos Bio, Inc.
Selected Balance Sheet Data
(in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2021	December 31, 2020
Cash, cash equivalents and investments	$440,608	$462,062
Total assets	487,961	511,964
Total liabilities	42,704	46,445
Total stockholders’ equity	445,257	465,519

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Company contact:
Stephanie Yao
Executive Director, Investor Relations and Corporate Communications
650-525-6605
syao@kronosbio.com

Investors:
Claudia Styslinger
Argot Partners
212-600-1902
kronosbio@argotpartners.com

Media:
Sheryl Seapy
Real Chemistry
949-903-4750
sseapy@realchemistry.com